QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF IGNITE RESTAURANT GROUP, INC.

Joe's Crab Shack-San Diego Inc.	CA
Joe's Crab Shack-Redondo Beach, Inc.	CA
Joe's Crab Shack-Kansas, Inc.	KS
Joe's Crab Shack-Texas, Inc.	TX
Joe's Crab Shack-Alabama Private Club Inc.	AL
Ignite Restaurants-New Jersey, Inc.	NJ
BHTT Entertainment, Inc.	TX
Crab Addison, Inc.	TX
Joe's Crab Shack-Maryland, Inc.	MD
Joe's Crab Shack-Abingdon MD, Inc.	MD
Joe's Crab Shack-Hunt Valley MD, Inc.	MD
JCS Monmouth Mall-NJ, LLC	DE
Joe's Crab Shack-Anne Arundel MD, Inc.	MD
Brick House Development, LLC	DE

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF IGNITE RESTAURANT GROUP, INC.